EXHIBIT 23(A)


          INDEPENDENT AUDITORS' CONSENT


          We consent to the incorporation by reference in this Registration Statement of Texas Utilities Company on Form S-8 of our report dated March 12, 1997, which report includes an explanatory paragraph concerning the change during 1995 in Texas Utilities Company and subsidiaries' method of accounting for the impairment of long lived assets and long lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121, appearing in the Texas Utilities Company Annual Report on Form 10-K for the year ended December 31, 1996.


          /s/ Deloitte & Touche LLP


          Dallas, Texas
          June 6, 1997